SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION (APRIL 2024)

Compensation: Non-employee directors shall receive the following remuneration:

Director’s Retainer (except Chairman)	$80,000
Chairman of the Board Retainer	$148,000
Compensation and Corporate Governance Committee Chair Retainer	$15,000
Audit Committee Chair Retainer	$21,000

Restricted Stock Award Value (except Chairman)	$120,000
Restricted Stock Award Value (Chairman of the Board)	$162,000
Restricted Stock Award Value (additional per committee)	$10,500

Directors may elect to receive their retainer (other than expense reimbursements) in the form of cash, stock or a combination. Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or restricted stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of restricted stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares, and the deferred amount is paid out in common shares. In 2024, this Plan was terminated by the Board. No directors were participating in the Plan at the time of its termination